Exhibit 99.1

January 31, 2006

Company Press Release

SOURCE:	California Steel Industries, Inc.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Another Good Year in 2005

FONTANA, CA, January 31 — California Steel Industries, Inc. (“CSI”) today reported results for the quarter and year ended December 31, 2005. Net income for the year is $43.4 million from sales of $1.23 billion, on shipments of 1.8 million tons. Sales during the quarter were $300.8 million, with net income of $12.7 million and shipments of 479,380 tons.

Net sales for fourth quarter decreased 12% from the same period a year earlier, while billed net tons were 6% higher, reflecting a decline in the average selling price of about 17%, when compared to fourth quarter 2004. For the year, net sales were just 2% lower, although billed net tons were 14% lower. The average sales price for the year is 14% higher than in 2004; however, sales prices fell about 17% during 2005.

“Although 2005 presented some challenges to California Steel,” said Masakazu Kurushima, President & Chief Executive Officer, “we finished the year on a more positive note, and are well positioned through first quarter of 2006.”

Capital expenditures during 2005 total $43.0 million, which included the early buyout option of a lease held on equipment.

EBITDA, as adjusted, for the quarter was $38.0 million, a decline over 2004’s $67.9 million, although substantially higher than third quarter’s $6.7 million. For the year, EBITDA, as adjusted, was $118.8 million, down from 2004’s $224.0 million.

Liquidity continues to remain high, with a cash balance of $104.3 million. Availability under the Company’s Revolving Credit Agreement was $108.5 million, with no outstanding balance.

Results are as follows: (in thousands, except billed tons).

Sales volumes (net tons):

	4Q05	4Q04	FY05	FY04
Hot Rolled	193,257	195,648	744,926	943,353
Cold Rolled	48,108	45,755	186,758	225,057
Galvanized	191,172	164,739	688,315	740,685
ERW Pipe	46,843	45,657	194,032	197,275
Total	479,380	451,799	1,814,031	2,106,370

Financial results (in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
Net sales revenue	$300,779	$341,891	$1,234,386	$1,256,992
Cost of sales	$262,007	$273,279	$1,120,268	$1,020,316
SG&A	$8,007	$7,898	$27,669	$29,179
Operating income	$29,796	$60,715	$88,520	$206,951
Interest expense, net	$2,172	$2,540	$11,299	$10,660
Income before tax	$28,815	$58,831	$80,529	$184,743
Net income	$12,683	$35,103	$43,365	$109,335
Depreciation	$6,991	$6,504	$26,972	$26,441
Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$83,152	$(13,358)	$170,633	$(355)
Investing Activities	$(12,379)	$(10,458)	$(6,660)	$(19,685)
Financing Activities	$0	$4,000	$(60,480)	$(21,806)
EBITDA, as adjusted, (1)	$37,978	$67,875	$118,800	$223,998

(1)	A reconciliation between cash flows from operations and EBITDA, as adjusted, will be included in the Company’s Current Report on Form 8-K dated January 31, 2006

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located in Fontana, California, CSI has about 1,000 employees. More information about the company is available at its website at www.californiasteel.com, or contact Kyle Schulty, Manager, Communications at 909-350-6024.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.